Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 22, 2015 (the “Effective Date”), by and among Christian Disposal, LLC, a Missouri limited liability company (the “Company”), Meridian Waste Solutions, Inc. a New York corporation that owns all of the outstanding membership interests of the Company (the “Parent”), and Patrick McLaughlin, an individual (the “Employee” and, together with the Company and the Parent, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, as of the Effective Date hereof, the Company, the Parent and certain other parties consummated the closing of that certain Amended and Restated Membership Interest Purchase Agreement dated October 16, 2015, as amended by that certain First Amendment to Amended and Restated Membership Interest Purchase Agreement dated December 4, 2015, pursuant to which the Parent acquired all of the outstanding membership interests of the Company (collectively, the “Purchase Agreement”);

WHEREAS, prior to the date of the Purchase Agreement, the Employee was employed by the Company on an at-will basis; and

WHEREAS, the Company desires to employ the Employee as Area Vice President of Business Development and Marketing to perform services for the Company, and the Employee desires to perform such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	EMPLOYMENT

The Company agrees to employ the Employee as Area Vice President of Business Development and Marketing, and the Employee agrees to serve the Company in such capacity upon the terms and conditions hereinafter set forth.

2.	TERM

The term for this Agreement shall be five (5) years, beginning on the Effective Date (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement.

3.	COMPENSATION.

(a) Fees for Services.  In consideration of the services rendered by Employee (the “Services”) and Employee’s other obligations under this Agreement, the starting monthly base compensation (the “Base Salary”) for this position will be $12,500, totaling $150,000 annually which will be payable in equal periodic installments according to the Company's payroll practices, but not less frequent than monthly.  The Base Salary will be reviewed by the Company and Parent at least annually during the Term and may be adjusted upward (but not downward).

(b) Quarterly Bonus.  Beginning with the fiscal quarter ending March 31, 2016, the Company shall pay the Employee a quarterly bonus of $25,000, earned on the last day of each fiscal quarter during the Term (each, a “Quarterly Bonus”) which will be payable within ten (10) days of the end of the fiscal quarter in which such Quarterly Bonus was earned.  The Quarterly Bonus amount will be reviewed by the Company and Parent at least annually and may be adjusted upward (but now downward).  The amount of the Quarterly Bonus payable shall be prorated to account for any partial quarter immediately preceding the end of the term of Employee's employment.

(c) Stock.  Commencing on January 1, 2017, the Parent shall issue an annual bonus (“Stock Bonus”) on January 1 of each year in which the Employee is employed by the Company equal to Sixty-five Thousand Dollars ($65,000.00) (the “Stock Bonus Amount”) in the form of fully paid and non-assessable shares of Parent’s restricted voting common stock, par value $0.025 per share (the “Common Stock”), as such Common Stock exists on the date of issuance, or any shares of capital stock or other securities of the Parent into which such Common Stock shall hereafter be changed or reclassified.  The number of shares of Common Stock to be issued upon each annual Stock Bonus shall be determined by dividing the Stock Bonus Amount by the Stock Bonus Price (as hereinafter defined) in effect on January 1 in the year in which the Stock Bonus becomes due.  The Stock Bonus Price (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Parent relating to the Parent’s securities or the securities of any subsidiary of the Parent, combinations, recapitalization, reclassifications, extraordinary distributions and similar events) shall equal the average of the lowest five (5) volume weighted average prices (“VWAP”), as reported by Bloomberg L.P., of the Parent’s Common Stock in the ten (10) Trading Days (as defined below) immediately prior to the date upon which the Stock Bonus becomes due.  If the VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as mutually determined by the Parent and the Employee.  “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, OTCQB or on the principal securities exchange or other securities market on which the Common Stock is then being traded.  The Parent represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Parent shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock from which the Stock Bonus will be issued, the Parent shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for issuance of the Stock Bonus.  The Parent agrees that its execution of this Agreement shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Agreement.

(d) Equity.  The Parent may grant to Executive certain equity and option awards, in Parent, on terms substantially similar to those received by senior-level employees of Parent, as may be agreed and approved from time to time by the board of directors of Parent.

(e) Bonus.  Employee may also be eligible to participate in any bonus plans or discretionary bonus reviews the Company and/or the Parent makes available to their employees.

4.	DUTIES

The Employee is hereby employed as Area Vice President of Business Development and Marketing and shall perform the following services in connection with the general business of the Company:

(i) Duties as Area Vice President of Business Development and Marketing.  Employee shall have such reasonable duties, responsibilities and authority as are commensurate and consistent with the position of  Area Vice President of Business Development and Marketing of a company and as may, from time to time, be assigned to him by the Board of Managers of the Company and/or any executive officer of Parent, including, without limitation, consolidating and integrating the business of the Company with and into the business of the Parent, services in connection with promotion, business development and marketing, and performing oversight to ensure Company’s continued compliance under existing agreements.  Employee shall report directly to the Board of Managers of the Company and/or any executive officer of Parent.  During the Term, Employee shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board of Managers of the Company and/or any executive officer of Parent or as otherwise permitted herein.  The Employee will comply and be bound by the Company’s reasonable written operating policies, procedures and practices from time to time in effect during Employee’s employment.  Employee represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

(ii) Compliance.  Employee hereby agrees to observe and comply with such reasonable rules and regulations of the Company as may be duly adopted from time to time by the Company's Manager and otherwise to carry out and perform those orders, directions and policies stated to him from time to time that are reasonably necessary and appropriate to carry out his duties hereunder.  Such orders, directions and policies shall be legal and shall be consistent with the Employee's position as Area Vice President of Business Development and Marketing.

(iii) Location.  The Company will furnish Employee office space, equipment, supplies, resources and such other facilities and personnel that are appropriate and necessary for the performance of Employee's duties under this Agreement.  Employee's office space shall be located in the greater St. Louis metropolitan area and Employee will not be required to relocate for purposes of providing the services set forth in this Agreement.

5.	EXTENT OF SERVICES

The Employee agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours.  The Employee agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company.  The Employee shall not, during the term of his employment hereunder, engage in any other business, during customary business hours whether or not pursued for profit, provided, however, Employee may own and participate in passive business investments, except as may be otherwise prohibited or restricted hereunder.  Nothing contained herein shall be construed as preventing the Employee from investing in any other business or entity which is not in competition with the business of the Company.  Nothing contained herein shall be construed as preventing the Employee from (1) engaging in personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement and provided further that the Board of Directors approves of each such proposed appointment which approval shall not be unreasonably withheld.

6.	BENEFITS AND EXPENSES

During the Term, Employee shall be entitled to, and the Company shall provide, the following benefits in addition to the compensation specified in Section 3:

(a) Vacation.  Beginning on January 1, 2016, the Employee shall be entitled to (i) three (3) weeks’ vacation during the first twelve (12) month period during the Term and (ii) four (4) weeks’ vacation in each twelve (12) month period thereafter during the Term. Vacation may be taken at such time(s) as Employee may determine provided that such vacation does not unreasonably interfere with the Company's business operations.  The Employee must use his vacation in any event by January 31 of the year next following the year in which the vacation accrues or such vacation time shall expire.  The Employee shall not be entitled to compensation for unused vacation except that, upon termination of his employment, the Company shall pay to the Employee for all of his accrued, unexpired vacation time.  The Employee shall accrue 1.66 vacation days per month beginning on January 1, 2016.

(b) Expense Reimbursement.  The Company shall reimburse the Employee upon submission of vouchers or receipts for his out-of-pocket expenses for travel, vehicle fuel expenses, entertainment, meals, promotional activities and the like reasonably incurred by him pursuant to his employment hereunder and, to the extent such expenses exceed $250, approved in writing in advance by an executive officer of Parent; provided, however, that the Employee shall also be entitled to reimbursement for all expenses to the extent that such reimbursement complies with the written policies of the Company and/or Parent.  Employee will receive an automobile allowance of not less than Eight Hundred Dollars ($800.00) per month which may be adjusted upward (but not downward) by the Company.

(c) Health Insurance.  The Company shall provide the Employee, his spouse and his eligible children with health and dental insurance in the coverages consistent with those provided to other similarly situated employees of the Parent and/or the Company.

(d) Disability Insurance.  If the Company maintains disability insurance, then the Company shall provide a disability policy for the Employee comparable to the policies in force for other similarly situated employees of the Company.

(e) Other Benefits.  The Company shall provide to the Employee, the same benefits it makes available to other employees of the Parent and/or the Company to the extent Employee is eligible to participate in such benefits.

7.	TERMINATION; RESIGNATION

The Company shall have the right to terminate the Employee’s employment hereunder for “Cause” and upon such termination, Employee shall have no further duties or obligations under this Agreement (except as provided in Section 8 below) and the obligations of the Company to Employee shall be as set forth below.  For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s conviction of a felony or any crime involving moral turpitude under federal, state or local law;

(ii) Employee’s failure to perform (other than as a result of Employee being Disabled as hereinafter defined), in any material respect, any of his duties or obligations under or in accordance with this Agreement for any reason whatsoever and the Employee fails to cure such failure within ten (10) business days following receipt of notice from the Company;

(iii) Employee commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of the Company, or the Company’s business relationships, provided, however, that in such event the Company shall give the Employee written notice specifying in reasonable detail such dishonest, malicious or grossly negligent act and Employee shall have ten (10) days to cure following receipt of such notice from the Company;

(iv) Any intentional misapplication by Employee of the Company’s funds or other material assets; or

(v) Employee’s illegal use or possession of any controlled substance or chronic abuse of alcoholic beverages, which illegal use or possession the Board of Directors of the Parent reasonably determines renders Employee unfit to serve in his capacity as an employee of the Company.

Upon termination of Employee’s employment for any reason, including Employee’s resignation or expiration of the Term, Employee shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the Employee shall be entitled to receive through the date of termination: (a) his Base Salary through date of termination; (b) his Quarterly Bonus accrued as of the date of termination; (c) the Stock Bonus accrued as of the date of termination; (d) the benefits provided in Section 3 and Section 6 hereof, to the extent earned or incurred, but not yet paid, including all accrued but unpaid vacation.

Employee may resign and terminate his employment by the Company at any time, upon two (2) weeks prior written notice to the Company.  In the event Employee elects to terminate his employment by the Company as a result of any of the following events (“Good Reason”): (i) a breach of this Agreement by Parent and/or Company; (ii) a material change to the duties and obligation of Employee under or in accordance with this Agreement; (iii) a change in title, position or other demotion of Employee; or (iv) Jeffrey Cosman ceases to serve as Chief Executive officer of Parent, Employee shall be entitled to receive (in addition to the items set forth in the paragraph above) an amount equal to: (a) $250,000.00; and (b) the cost of the Employee's COBRA premiums for continuing health and dental insurance coverages for Employee, his spouse and his eligible children for one (1) year.  In the event of a Change in Control (as hereinafter defined), Employee shall be entitled to terminate this Agreement and pursuant to such election will receive upon termination (in addition to the items set forth in the paragraph above) an amount equal to the following: (y) the Change in Control Amount (as defined below); and (z) the cost of the Employee's COBRA premiums for continuing health and dental insurance coverages for Employee, his spouse and his eligible children for a period equal to the amount of time remaining in the Term after the date of the Change in Control. “Change in Control Amount” means: (A) in the event the Change in Control has occurred on or prior to December 31, 2016, Five Hundred Seventy-five Thousand Dollars ($575,000); or (B) in the event the Change in Control has occurred on January 1, 2017 or later, the lesser of (i) Five Hundred Thousand Dollars ($500,000); and (ii) the aggregate amount of all payments of the Base Salary, the Quarterly Bonuses and the Stock Bonus that would be otherwise be owed for the period beginning on the date of the Change in Control and ending on the last day of the Term.

Employee will be deemed to be "Disabled" if, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this Section.  The Disability of Employee will be determined by a medical doctor selected by written agreement of the Company and Employee upon the request of either party by notice to the other.  If the Company and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a Disability.  The determination of the medical doctor selected under this Section will be binding on both parties.  Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section, and Employee hereby authorizes the disclosure and release to the Company of such determination.  If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead under this Section, for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure, required under this Section.

For purposes of this Section 7, the term "Change in Control" shall mean either: (i) a “change in the ownership of the Company or Parent”, or (ii) a “change in the ownership of the Company or Parent’s assets.”  In the event of a Change of Control, the date of the Change of Control shall be deemed to have occurred on the date of closing of such Change of Control transaction.  A “change in the ownership of the Company or Parent” occurs on the date that any Person, or more than one Person acting as a group, acquires ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent or fifty percent (50%) of the total fair market value or total voting power of the membership interests in the Company. Notwithstanding the foregoing, if any one Person, or more than one Person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent or more than fifty percent (50%) of the total fair market value or total voting power of the interests in the Company, the acquisition of additional stock or membership interest by the same Person or Persons is not considered to cause a change in the ownership of the Parent or the Company.  A “change in the ownership of the Company or Parent’s assets” occurs on the date that any Person, or more than one Person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company or the Parent that have a total gross fair market value that is greater than fifty percent (50%) of the total gross fair market value of all of the assets of the Company or Parent immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company or the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this paragraph, Person means any individual or any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors and assigns of such "Person" where the context so permits.  For purposes of this paragraph, Persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, membership interests or assets, or other similar business transaction with the Company or Parent.  Persons will not be considered to be acting as a group solely because they purchase or own an equity interest of the same entity at the same time or as a result of the same public offering.

8.	CONFIDENTIALITY; RESTRICTIVE COVENANTS; NON COMPETITION

(a) Non-Disclosure of Information.

(1) The Employee recognizes and acknowledges that by virtue of his position, he will have access to the lists of the Company's referral sources, suppliers, advertisers and customers, financial records and business procedures, sales force and personnel, programs, software, selling practices, plans, special methods and processes for electronic data processing, special techniques for testing commercial and sales materials and products, custom research services in product development, marketing strategy, product manufacturing techniques and formulas, and other unique business information and records (collectively “Proprietary Information”), as same may exist from time to time, and that they are valuable, special and unique assets of the Company's business.  The Employee also may develop on behalf of the Company a personal acquaintance with the present and potential future clients and customers of the Company, and the Employee’s acquaintance may constitute the Company’s sole contact with such clients and customers.

(2) The Employee will not, without the prior written consent of the Company, during the term of his employment or at any time thereafter, except as may be required by competent legal authority, or as required by the Company to be disclosed in the course of performing Employee’s duties under this Agreement, disclose trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, to any person, firm, corporation, association or other entity for any reason or any purpose whatsoever or utilize such Proprietary Information for his own benefit or the benefit of any third party; provided, however, that nothing contained herein shall prohibit the Employee from using his personal acquaintance with any clients or customers of the Company at any time in a manner that is not inconsistent with their remaining as clients or customers of the Company.

(3) All equipment, records, files, memoranda, computer print-outs and data, reports, correspondence and the like, relating to the business of the Company which Employee shall use or prepare or come into contact with shall remain the sole property of the Company.  The Employee shall immediately turn over to the Company all such material in Employee's possession, custody or control at such time as this Agreement is terminated.

(4) "Proprietary Information” shall not include information that (i) was a matter of public knowledge on the date of this Agreement, (ii) was known to the Employee prior to the date hereof, (iii) was made known to the Employee outside of the context of his employment hereunder, except to the extent such disclosure was made in violation of an agreement to keep such information confidential, or (iv) subsequently becomes public knowledge other than as a result of having been revealed, disclosed or disseminated by Employee, directly or indirectly, in violation of this Agreement.

(b) Non-Solicitation.  The Employee covenants and agrees that during the term of his employment, and for a two (2) year period immediately following the termination of employment by reason of the expiration of the Term, the Employee's resignation or termination of Employee's employment for Cause, the Employee shall not solicit, induce or aid: (i) any employee to leave employment of the Company, (ii) any contractor, consultant or other service provider to terminate any relationship with the Company, or (iii) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

(c) Non-Competition.  The  Employee covenants and agrees that during the term of Employee's employment by the Company, Employee shall not engage in any activity or render service in any capacity, directly or, to the knowledge of Employee, indirectly (whether as principal, director, officer, investor, employee, consultant or otherwise), for or on behalf of any person or persons or entity in the United States or anywhere else in the world if such activity or service directly or, to the actual knowledge of Employee, indirectly involves or relates to any business which is in competition with the Business of the Company.  It is understood and agreed that nothing herein contained shall prevent the Employee from engaging in discussions concerning business arrangements to become effective upon the expiration of the Term.  For purposes of this Section 8(c) the parties agree that the “Business of the Company” shall be defined to include the solid waste, recycling, transfer, hauling, and/or disposal industries.

(d) Enforcement.  In view of the foregoing, the Employee acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, confidential information and Proprietary Information of the Company that he makes the covenants in this Section 8 and that the Company will suffer irreparable injury if the Employee engages in the conduct prohibited by Section 8(a), (b) or (c) of this Agreement.  The Employee agrees that upon a breach or violation by him of any of the foregoing provisions of this Section 8, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to prove the inadequacy of the available remedies at law, to enjoin and restrain the Employee and each and every other person, partnership, association, corporation or organization acting in concert with the Employee, from the continuance of any action constituting such breach.  The Employee acknowledges that the terms of Section 8(a), (b) and (c) are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by the Employee of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief.  In the event that any of the foregoing covenants in Sections 8(a), (b) or (c) shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

(e) Default.  Notwithstanding anything to contrary contained herein, in the event the Company defaults in the performance of any of its obligations or covenants under this Agreement or any other agreement between the Company or Parent and the Employee, the covenants contained in Section 8(b) and 8(c), shall automatically terminate and be of no further force or effect and the Company and Parent shall waive any rights to enforce such covenants.

9.	DISCLOSURE AND ASSIGNMENT OF RIGHTS.

(a) Disclosure.  The Employee agrees that he will promptly assign to the Company or its nominee(s) all right, title and interest of the Employee in and to any and all ideas, inventions, discoveries, secret processes, and methods and improvements, together with any and all patents or other forms of intellectual property protection that may be obtainable in connection therewith or that may be issued thereon, such as trademarks, service marks and copyrights, in the United States and in all foreign countries, which the Employee may invent, develop, or improve or cause to be invented developed or improved, on behalf of the Company while engaged in work for the Company on the Business of the Company, during the Term or within three (3) months after the Term or earlier termination of this Agreement, which are or were related to the Business of the Company or to any problems and projects specifically assigned to the Employee.  All works and writings which relate to the Business of the Company are works for hire under the Copyright Act, and any and all copyrights therefor shall be placed in the name of and inure to the benefit of the Company.

(b) Assignment of Interest.  The Employee agrees to disclose immediately to duly authorized representatives of the Company any ideas, inventions, discoveries, processes, methods and improvements covered by the terms of this Section 9 and to execute, at the Company’s expense, all documents reasonably required in connection with the Company’s application for appropriate protection and registration under the federal and foreign patent, trademark, and copyright law and the assignment thereof to the Company’s nominee (s).

10.	NOTICES.

(a) Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (1) the date of delivery, if delivered in person to the addressee, (2) the next business day if sent by overnight courier, or (3) three (3) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below.

If to the Parent:

Meridian Waste Solutions, Inc.
12549 Broadwell Road, Suite 1203
Milton, GA 30004
Attn: Jeffrey Cosman, CEO

If to the Company:

Christian Disposal, LLC
103 Pine Street
Post Office Box 9
Winfield, MO 63389
Attn: Jeffrey Cosman, Manager

If to the Employee:

Patrick McLaughlin
41 Fair Oaks Drive
St. Louis, MO 63124

(b) The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 10.

11.	MISCELLANEOUS PROVISIONS.

(a) This agreement represents the entire Agreement between the parties and supersedes any prior agreement or understanding between them with respect to the subject matter hereof.  No provision hereof may be amended, modified, terminated, or revoked except by a writing signed by all parties hereto.

(b) This Agreement shall be binding upon the parties and their respective heirs, legal representatives, and successors.  The rights, obligations, duties and interests of the Company hereunder may be assigned to: (1) the Parent or (2) a successor business or successor business entity that is not a subsidiary or affiliate of the Company without the Employee's prior written consent; provided, however, that in either case the assignee continues the same business of the Company and agrees in writing to be bound by the terms of this Agreement.  The rights, interests and obligations of Employee are non-assignable.

(c) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party against whom the waiver is asserted, and no such waiver shall be deemed the waiver of any subsequent breach or default of the same or similar nature.

(d) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(e) The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

(f) Wherever it appears appropriate from the context, each term stated in this the singular or the plural shall include the singular and the plural.

(g) The parties hereto agree that they will take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

(h) The agreements and covenants set forth in Section 8 above shall survive termination or expiration of this Agreement.

(i) The Employee represents and warrants that he is not subject to any prohibition or restriction, oral or written, preventing him from entering into this Agreement and undertaking his duties hereunder.

(j) The Employee acknowledges that he has consulted with counsel and been advised of his rights in connection with the negotiation, execution and delivery of this Agreement including in particular Section 8 of this Agreement.

12. Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Missouri and any dispute under this Agreement will only be brought in the state and federal courts located in the State of Missouri.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

CHRISTIAN DISPOSAL, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

EMPLOYEE

By:	/s/ Patrick McLaughlin
Patrick McLaughlin, an individual